Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(650) 565-7740
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports First Quarter 2012 Financial Results

AUM Grows 31% Year Over Year to $53.7 Billion

AUC Grows 25% Year Over Year to $517 Billion

Adjusted EBITDA Grows 54% Year Over Year

PALO ALTO, Calif. - May 8, 2012 - Financial Engines (NASDAQ: FNGN), the leading independent provider of investment management and advice to employees in retirement plans, today reported financial results for its first quarter ended March 31, 2012.

Financial results for the first quarter of 2012 compared to the first quarter of 2011: i

•	Revenue increased 29% to $41.7 million for the first quarter of 2012 from $32.3 million for the first quarter of 2011.

•	Professional management revenue increased 38% to $32.9 million for the first quarter of 2012 from $23.9 million for the first quarter of 2011.

•	Net income was $3.5 million, or $0.07 per diluted share, for the first quarter of 2012 compared to $2.6 million, or $0.05 per diluted share, for the first quarter of 2011.

•	Non-GAAP Adjusted EBITDA[i] increased 54% to $11.7 million for the first quarter of 2012 from $7.6 million for the first quarter of 2011.

•	Non-GAAP Adjusted Net Income[i] increased 50% to $5.0 million for the first quarter of 2012 from $3.4 million for the first quarter of 2011.

•	Non-GAAP Adjusted Earnings Per Share[i] increased 43% to $0.10 for the first quarter of 2012 from $0.07 for the first quarter of 2011.

Key operating metrics as of March 31, 2012: ii

•	Assets under contract (“AUC”) were $517 billion.

•	Assets under management (“AUM”) were $53.7 billion.

•	Members in Professional Management were 589,000.

•	Asset enrollment rates for companies where services have been available for 26 months or more averaged 12.8%iii.

[i]	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.
ii	Operating metrics include both advised and subadvised relationships.
iii

Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2011 and the Form 10-Q to be filed for the period ended March 31, 2012.

“With Income+ live at J.P. Morgan, more of America’s employees have access to a retirement income solution designed to provide reliable income for life,” said Jeff Maggioncalda, president and chief executive officer of Financial Engines. “As approximately 78 million baby boomers move into retirement over the next two decades, our promise of Retirement Help for Life can help this generation achieve retirement security and drive the growth of our business.”

Review of Financial Results for the First Quarter of 2012

Revenue increased 29% to $41.7 million for the first quarter of 2012 from $32.3 million for the first quarter of 2011. The increase in revenue was driven primarily by the growth in professional management revenue, which increased 38% to $32.9 million for the first quarter of 2012 from $23.9 million for the first quarter of 2011.

Costs and expenses increased 26% to $36.0 million for the first quarter of 2012 from $28.5 million for the first quarter of 2011. This was due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data, employee-related wages and benefits costs due to increased headcount and higher compensation, non-cash stock-based compensation expense, and printed material costs associated with enrollment campaigns and member materials.

As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) increased to 37% for the first quarter of 2012 from 36% for the first quarter of 2011, due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data.

Income from operations was $5.7 million for the first quarter of 2012 compared to $3.8 million for the first quarter of 2011. As a percentage of revenue, income from operations was 14% for the first quarter of 2012 compared to 12% for the first quarter of 2011.

Net income increased to $3.5 million, or $0.07 per diluted share, for the first quarter of 2012 compared to net income of $2.6 million, or $0.05 per diluted share, for the first quarter of 2011.

On a non-GAAP basis, Adjusted Net Incomei was $5.0 million and Adjusted Earnings Per Sharei were $0.10 for the first quarter of 2012 compared to Adjusted Net Income of $3.4 million and Adjusted Earnings Per Share of $0.07 for the first quarter of 2011.

“Financial Engines’ continued growth in professional management revenue, assets under management, and assets under contract demonstrate the strong demand for our services,” said Ray Sims, chief financial officer of Financial Engines. “We continue to focus on making our services available to large plan sponsors, enrolling members, and deploying Income+ with providers to fuel the long-term growth of our company.”

Assets Under Contract and Assets Under Management

AUC was $517 billion as of March 31, 2012, an increase of 25% from $412 billion as of March 31, 2011, due primarily to new employers making our services available, contributions, and market performance. AUC for plans in which Income+ service has been made available was $19 billion as of March 31, 2012.

AUM increased by 31% year over year to $53.7 billion as of March 31, 2012, from $41.0 billion as of March 31, 2011. The increase in AUM was driven primarily by net new enrollment into the Professional Management service, contributions, and market performance.

In billions	Q2’11	Q3’11	Q4’11	Q1’12
AUM, Beginning of Period	$41.0	$43.8	$42.0	$47.5
AUM from net enrollment(1)	2.5	1.8	2.2	1.0
Other(2)(3)	0.3	(3.6)	3.3	5.2

AUM, End of Period	$43.8	$42.0	$47.5	$53.7

(1)	The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period less the aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period, less the aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period.
(2)	Other factors affecting assets under management include employer and employee contributions, market movement, plan administrative fees, as well as participant loans and hardship withdrawals. We cannot separately quantify the impact of these factors as the information we receive from the plan providers does not separately identify these transactions or the changes in balances due to market movement.
(3)	Contributions are estimated each quarter from annual contribution rates based on data received from plan providers. Contributions are estimated to have been approximately $0.7 billion in Q2’11, $0.7 billion in Q3’11, $0.8 billion in Q4’11, and $0.8 billion in Q1’12. These amounts are included in the Other line item in the above table.

Aggregate Investment Style Exposure for Portfolios Under Management

As of March 31, 2012, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Cash	4%
Bonds	24%
Domestic Equity	49%
International Equity	23%

Total	100%

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering retirement, and expanding the number of plan sponsors.

Based on financial markets remaining at May 3, 2012 levels, the company estimates that its 2012 revenue will be in the range of $182 million to $187 million, and its 2012 non-GAAP Adjusted EBITDA will be in the range of $51 million to $53 million.

Conference Call

The Company will host a conference call to discuss first quarter 2012 financial results today at 5:00 PM ET. Hosting the call will be Jeff Maggioncalda, president and chief executive officer, and Ray Sims, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 317-6789, or for international callers, (412) 317-6789. A replay will be available beginning one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers. The conference ID is 10012939. The replay will remain available until Friday, May 11, 2012, and an archived replay will be available at http://ir.financialengines.com/ for 30 calendar days after the call.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income before stock-based compensation expense, net of tax, and certain other items such as the income tax benefit from the release of valuation allowances, if applicable for the period. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. Non-GAAP Adjusted EBITDA is defined as net income before net interest expense (income), income tax expense (benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commissions, and stock-based compensation. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

About Financial Engines

Financial Engines is the nation’s largest independent investment advisor and is committed to providing everyone the trusted retirement help they deserve. The company helps investors with their total retirement picture by offering personalized retirement plans for saving, investment, and retirement income. To meet the needs of different investors, Financial Engines offers both Online Advice and Professional Management. Professional Management includes Income+, which provides steady monthly payouts from a 401(k) that can last for life. Co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe, Financial Engines works with America’s leading employers and retirement plan providers to make retirement help available to millions of American workers. For more information, please visit www.financialengines.com.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding Financial Engines’ expected financial performance and outlook, its strategic operational plans, objectives and growth strategy, demographic and other trends, its market opportunity, its plans to invest more aggressively to take advantage of potential growth opportunities, and the benefits of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment and risks associated with our fiduciary obligations. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-K for the year ended December 31, 2011 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or May 8, 2012 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment adviser. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

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Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31, 2011	March 31, 2012
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$145,002	$146,245
Accounts receivable, net	30,495	35,810
Prepaid expenses	3,008	2,945
Deferred tax assets	13,155	13,155
Other current assets	3,498	4,104

Total current assets	195,158	202,259
Property and equipment, net	3,926	4,286
Internal use software, net	10,723	10,750
Long-term deferred tax assets	31,424	29,753
Direct response advertising, net	8,851	8,677
Other assets	4,361	4,088

Total assets	$254,443	$259,813

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,740	$12,173
Accrued compensation	13,262	6,648
Deferred revenue	9,691	9,022
Other current liabilities	124	203

Total current liabilities	32,817	28,046
Long-term deferred revenue	1,533	1,384
Other liabilities	533	1,049

Total liabilities	34,883	30,479

Stockholders’ equity:
Preferred stock, $0.0001 par value— 10,000 authorized as of December 31, 2011 and March 31, 2012; None issued or outstanding as of December 31, 2011 and March 31, 2012	—	—
Common stock, $0.0001 par value— 500,000 authorized as of December 31, 2011 and March 31, 2012; 45,784 and 46,288 shares issued and outstanding at December 31, 2011 and March 31, 2012, respectively	5	5
Additional paid-in capital	298,196	304,458
Accumulated deficit	(78,641)	(75,129)

Total stockholders’ equity	219,560	229,334

Total liabilities and stockholders’ equity	$254,443	$259,813

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Net and Comprehensive Income

	Three Months Ended March 31,
	2011	2012
	(In thousands, except per share data)
Revenue:
Professional management	$23,893	$32,869
Platform	7,738	8,262
Other	650	580

Total revenue	32,281	41,711

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	11,622	15,316
Research and development	5,175	6,139
Sales and marketing	7,076	9,259
General and administrative	3,311	3,811
Amortization of internal use software	1,287	1,472

Total costs and expenses	28,471	35,997

Income from operations	3,810	5,714
Interest income (expense)	2	—

Income before income taxes	3,812	5,714
Income tax expense	1,248	2,202

Net and comprehensive income	2,564	3,512

Net income per share
Basic	$0.06	$0.08
Diluted	$0.05	$0.07
Shares used to compute net income per share
Basic	43,568	46,074
Diluted	49,092	49,918

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2011	2012
	(In thousands)
Cash flows from operating activities:
Net income	$2,564	$3,512
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	488	588
Amortization of internal use software	1,211	1,378
Stock-based compensation	1,303	2,468
Amortization of deferred sales commissions	299	463
Amortization and impairment of direct response advertising	496	1,080
Provision for doubtful accounts	33	80
Excess tax benefit associated with stock-based compensation	(233)	(452)
Changes in operating assets and liabilities:
Accounts receivable	(3,324)	(5,397)
Prepaid expenses	(309)	63
Deferred tax assets	1,015	1,671
Direct response advertising	(634)	(902)
Other assets	(433)	(794)
Accounts payable	4,120	2,510
Accrued compensation	(9,131)	(6,614)
Deferred revenue	2,138	(818)
Other liabilities	(17)	597

Net cash used by operating activities	(414)	(567)

Cash flows from investing activities:
Purchase of property and equipment	(1,124)	(575)
Capitalization of internal use software	(1,434)	(1,412)

Net cash used in investing activities	(2,558)	(1,987)

Cash flows from financing activities:
Net share settlements for stock-based awards minimum tax withholdings	(1,718)	—
Excess tax benefit associated with stock-based compensation	233	452
Proceeds from issuance of common stock, net of offering costs	6,298	3,345

Net cash provided by financing activities	4,813	3,797

Net increase in cash and cash equivalents	1,841	1,243
Cash and cash equivalents, beginning of year	114,937	145,002

Cash and cash equivalents, end of year	$116,778	$146,245

Supplemental cash flows information:
Income taxes paid, net of refunds	$92	$181
Interest paid	$—	$1
Non-cash operating, investing and financing activities:
Capitalized stock-based compensation for internal use software	$84	$87
Capitalized stock-based compensation for direct response advertising	$5	$14

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended March 31,
	2011	2012
	(In thousands)
Non-GAAP Adjusted EBITDA
Net income	$2,564	$3,512
Interest expense (income)	(3)	—
Income tax expense	1,248	2,202
Depreciation	488	588
Amortization of internal use software	1,211	1,378
Amortization and impairment of direct response advertising	496	1,080
Amortization of deferred sales commissions	299	463
Stock-based compensation	1,303	2,468

Non-GAAP Adjusted EBITDA	$7,606	$11,691

	Three Months Ended
	March 31,
	2011	2012
	(In thousands, except per share data)
Non-GAAP Adjusted Net Income and Adjusted EPS
Net income	$2,564	$3,512
Stock-based compensation, net of tax(1)	805	1,525

Non-GAAP Adjusted Net Income	$3,369	$5,037

Non-GAAP Adjusted Earnings Per Share	$0.07	$0.10

Shares of common stock outstanding	43,720	46,074
Dilutive restricted stock and stock options	5,372	3,844

Non-GAAP adjusted weighted common shares outstanding	49,092	49,918

(1)	For the calculation of non-GAAP Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to stock-based compensation for all periods presented.